Articles of Incorporation

Secretary of State - Corporation Division - 255 Capitol St. NE, Suite 151 - Salem, OR 97310-1327

E-FILED
December
17, 2018

BUSINESS CORPORATION

REGISTRY NUMBER: 1504755-99

NAME OF CORPORATION: OILBOB CORPORATION

REGISTERED AGENT: OREGON REGISTERED AGENT LLC

REGISTERED AGENT'S PUBLICLY AVAILABLE ADDRESS:
5305 RIVER RD N STE B, KEIZER, OR
97303

ADDRESS WHERE THE DIVISION MAY MAIL NOTICES:
OREGON REGISTERED AGENT LLC
5305 RD N STE B, KEIZER, OR 97303

NUMBER OF SHARES
99999999

WHO IS FORMING THIS BUSINESS? (INCORPORATORS)
PHILIPP BRUNS

INDIVIDUAL WITH DIRECT KNOWLEDGE
PHILIPP BRUNS

EXECUTION/SIGNATURE OF EACH PERSON WHO IS FORMING THIS BUSINESS: (Incorporator)
I declare as an authorized signer, under penalty of perjury, that this document does not fraudulently conceal, fraudulently obscure, fraudulently alter or otherwise misrepresent the identity of the person or any officers, directors, employees or agents of the corporation. This filing has been examined by me and is, to the best of my knowledge and belief, true, correct, and complete. Making false statements in this document is against the law and may be penalized by fines, imprisonment or both.

Signature: /s/ PHILIPP BRUNS

Printed Name: PHILIPP BRUNS

Title: INCORPORATOR